BIODEL REPORTS FOURTH QUARTER FISCAL YEAR 2012 FINANCIAL RESULTS

Conference call and audio webcast will be held today, December 18th, at 8:00 a.m. ET

DANBURY, Conn., December 18, 2012 (GLOBE NEWSWIRE) - Biodel Inc. (Nasdaq: BIOD) today reported financial results for the fourth fiscal quarter ended September 30, 2012.

Highlights of fourth fiscal quarter:

•        Initiated Phase 2 clinical trial of BIOD-123, an ultra-rapid-acting formulation of recombinant human insulin (RHI); top line data expected in the third calendar quarter of 2013.

•        Initiated Phase 1 clinical trial of BIOD-238 and BIOD-250, two ultra-rapid-acting formulations of an insulin analog; top line data expected in the first calendar quarter of 2013.

•        Awarded two NIH grants totaling approximately $1.16MM to develop novel and stable glucagon and concentrated ultra-rapid-acting insulin formulations for use in an artificial pancreas.

•        Prioritized liquid glucagon program to develop room temperature presentations.

•        Hosted research and development seminar featuring independent diabetes experts describing unmet medical needs and therapeutic developments related to Biodel's ultra-rapid-acting insulin and glucagon programs.

Dr. Errol De Souza, president and chief executive officer of Biodel, stated: “We are pleased to be on track to generate top line Phase 1 data for two ultra-rapid-acting insulin analog-based formulations in the first calendar quarter of 2013and to generate top line Phase 2 safety and efficacy data for RHI-based BIOD-123 in the third calendar quarter of 2013. We believe that our decision to shift our focus to developing a room temperature glucagon presentation presents the best opportunity to achieve a more competitive product.”

Fourth Quarter Financial Results

Biodel reported a net loss for the three months ended September 30, 2012 of $5.9 million, or $0.42 per share, compared to net income of $4.1 million, or $0.43 per share, for the same period in the prior year. The results for the three months ended September 30, 2012 and 2011 included an increase of $0.2 million and a decrease of $8.7 million, respectively, in the fair value of the company’s common stock warrant liability.

Research and development expenses, net of $88 thousand of grant revenue, were $4.5 million for the three months ended September 30, 2012, compared to $2.6 million for the same period in the prior year. The increase in research and development expenses was primarily attributable to clinical trials.

General and administrative expenses were $1.2 million for the three months ended September 30, 2012, compared to $2.1 million for the same period in the prior year. The decrease in general and administrative expenses was primarily attributable to lower stock-based compensation expense.

Expenses for the three months ended September 30, 2012 and 2011 included costs of $0.3 million and $1.0 million, respectively, in stock-based compensation expense related to options granted to employees and non-employee directors.

Aside from research and development grants, Biodel did not recognize any revenue during the three months ended September 30, 2012 or 2011.

At September 30, 2012, Biodel had cash and cash equivalents of $39.1 million and 14.2 million shares of common stock outstanding.

Conference Call and Webcast Information

Biodel's senior management will host a conference call on December 18, 2012 beginning at 8:00 a.m. Eastern Time to discuss these results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing +1 (877) 303-8028 (United States) or +1 (760) 536-5167 (international). To access the call by live audio webcast, please log on to the investor section of the company's website at www.biodel.com. An archived version of the audio webcast will be available on Biodel's website. Interested parties may also access an audio replay by dialing (855) 859-2056 (US) or (404) 537-3406 (International) and entering conference ID number 73281904.

About Biodel Inc.

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. We develop our product candidates by applying our proprietary formulation technologies to existing drugs in order to improve their therapeutic profiles.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements about future activities related to the clinical development plans for the company's drug candidates, including the potential timing, design and outcomes of clinical trials; and the company's ability to develop and commercialize product candidates. Forward-looking statements represent our management's judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company's forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, the success of our product candidates, particularly our proprietary formulations of injectable insulin that are designed to be absorbed more rapidly than the "rapid-acting" mealtime insulin analogs presently used to treat patients with Type 1 and Type 2 diabetes and our liquid glucagon formulation that is intended to treat patients experiencing severe hypoglycemia; our ability to successfully complete a Phase 2 clinical trial of a proprietary insulin formulation in a timely manner, and the outcome of that trial; our ability to conduct pivotal clinical trials, other tests or analyses required by the U.S. Food and Drug Administration, or FDA, to secure approval to commercialize a proprietary formulation of injectable insulin or a liquid formulation of glucagon; the success of our formulation development work with insulin analog-based formulations of a proprietary injectable insulin and a liquid formulation of glucagon; our ability to secure approval from the FDA for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; the progress, timing or success of our research, development and clinical programs, including any resulting data analyses; our ability to develop and commercialize a proprietary formulation of injectable insulin that may be associated with less injection site discomfort than Linjeta™ (formerly referred to as VIAject®), which is the subject of a complete response letter we received from the FDA; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the degree of clinical utility of our product candidates; the ability of our major suppliers to produce our products in our final dosage form; our commercialization, marketing and manufacturing capabilities and strategies; our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our most recent report on Form 10-Q for the quarter ended June 30, 2012. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.

Biodel Inc.
(A Development Stage Company)
Balance Sheets
(In thousands, except share and per share amounts)

	September 30,
	2011	2012
ASSETS
Current:
Cash and cash equivalents	$38,701	$39,050
Restricted cash	60	60
Taxes receivable	35	34
Grant receivable	—	88
Other receivable	1	9
Prepaid and other assets	399	295
Total current assets	39,196	39,536
Property and equipment, net	2,253	1,552
Intellectual property, net	49	46
Long term other assets	7	—
Total assets	$41,505	$41,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$222	$285
Accrued expenses:
Clinical trial expenses	763	488
Payroll and related	1,118	1,248
Accounting and legal fees	191	244
Severance	688	141
Other	205	273
Income taxes payable	103	101
Total current liabilities	3,290	2,780
Common stock warrant liability	996	7,338
Severance payable, long term portion	142	—
Total liabilities	4,428	10,118
Commitments
Stockholders’ equity:
Convertible preferred stock, $.01 par value; 50,000,000 shares authorized, 1,813,944 and 5,419,551 issued and outstanding	18	54
Common stock, $.01 par value; 25,000,000 shares authorized; 9,661,868 and 14,174,545 issued and outstanding	96	142
Additional paid-in capital	212,309	226,913
Deficit accumulated during the development stage	(175,346)	(196,093)
Total stockholders’ equity	37,077	31,016
Total liabilities and stockholders’ equity	$41,505	$41,134

Biodel Inc.
(A Development Stage Company)
Statements of Operations
(In thousands, except share and per share amounts)

	Year Ended September 30,
	2010	2011	2012	December 3, 2003 (Inception) to September 30, 2012
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	26,177	13,901	12,571	142,700
Grant revenue	—	—	(88)	(88)
General and administrative	10,980	9,321	6,816	63,762
Total operating expenses	37,157	23,222	19,299	206,374
Other (income) and expense:
Interest and other income	(17)	(60)	(80)	(5,646)
Interest expense	—	—	—	78
Adjustments to fair value of common stock warrant liability	1,254	(12,611)	1,510	(9,847)
Loss on settlement of debt	—	—	—	627
Loss before tax provision (benefit)	(38,394)	(10,551)	(20,729)	(191,586)
Tax provision (benefit)	(104)	41	18	(553)
Net loss	(38,290)	(10,592)	(20,747)	(191,033)
Charge for accretion of beneficial conversion rights	—	—	—	(603)
Deemed dividend — warrants	—	—	—	(4,457)
Net loss applicable to common stockholders	$(38,290)	$(10,592)	$(20,747)	$(196,093)
Net loss per share — basic and diluted	$(6.34)	$(1.36)	$(1.91)
Weighted average shares outstanding — basic and diluted	6,040,467	7,788,741	10,882,688

BIOD-G

CONTACT: Seth D. Lewis, +1-646-378-2952

SOURCE Biodel Inc.

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